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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                             (Amendment No. _____)*


                                ACMAT CORPORATION
- --------------------------------------------------------------------------------
                                (Name of Issuer)




                       CLASS A COMMON STOCK, NO PAR VALUE
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   004616 20 7
- --------------------------------------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [x]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 pages
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- ----------------------
CUSIP NO. 004616 20 7
- ----------------------

- --------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         American International Group, Inc.
         I.R.S. Identification No. 13-2592361
- --------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                              (a)  / /

                                              (b)  / /

- --------------------------------------------------------------------------------
 3.      SEC USE ONLY

- --------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Incorporated under the laws of the State of Delaware
- --------------------------------------------------------------------------------
                           5.       SOLE VOTING POWER
  NUMBER OF                                 0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               6.       SHARED VOTING POWER
  OWNED BY                            149,997
    EACH                   -----------------------------------------------------
 REPORTING                 7.       SOLE DISPOSITIVE POWER
   PERSON                                   0
    WITH                   -----------------------------------------------------
                           8.       SHARED DISPOSITIVE POWER
                                      149,997
- --------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                                      149,997
- --------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                                                     / /
- --------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                       5.63%
- --------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

                                        HC
- --------------------------------------------------------------------------------



                               Page 2 of 12 pages
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- ----------------------
CUSIP NO. 004616 20 7
- ----------------------
- --------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         American International Life Assurance Company of New York
         I.R.S. Identification No. 13-6101875
- --------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                  (a)  / /

                                                  (b)  / /
- --------------------------------------------------------------------------------
 3.      SEC USE ONLY

- --------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Incorporated under the laws of the State of New York
- --------------------------------------------------------------------------------
                           5.       SOLE VOTING POWER
  NUMBER OF                                 0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               6.       SHARED VOTING POWER
  OWNED BY                             99,999
    EACH                   -----------------------------------------------------
 REPORTING                 7.       SOLE DISPOSITIVE POWER
   PERSON                                   0
    WITH                   -----------------------------------------------------
                           8.       SHARED DISPOSITIVE POWER
                                       99,999
- --------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                                       99,999
- --------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                                                                / /
- --------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                       3.75%
- --------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

                                        IC
- --------------------------------------------------------------------------------


                               Page 3 of 12 pages
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- ----------------------
CUSIP NO. 004616 20 7
- ----------------------
- --------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         AIG Life Insurance Company
         I.R.S. Identification No. 25-1118523
- --------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a)  / /

                                                  (b)  / /
- --------------------------------------------------------------------------------
 3.      SEC USE ONLY

- --------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Organized under the laws of the Commonwealth of Pennsylvania
- --------------------------------------------------------------------------------
                           5.       SOLE VOTING POWER
  NUMBER OF                                 0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               6.       SHARED VOTING POWER
  OWNED BY                            49,998
    EACH                   -----------------------------------------------------
 REPORTING                 7.       SOLE DISPOSITIVE POWER
   PERSON                                   0
    WITH                   -----------------------------------------------------
                           8.       SHARED DISPOSITIVE POWER
                                       49,998
- --------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                                       49,998
- --------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                                                                 / /
- --------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                       1.88%
- --------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

                                        IC
- --------------------------------------------------------------------------------

                               Page 4 of 12 pages
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ITEM 1(a).                 NAME OF ISSUER:

                           ACMAT Corporation

ITEM 1(b).                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           233 Main Street
                           New Britain, Connecticut 06050-2350

ITEM 2(a).                 NAME OF PERSON(S) FILING:

                           American International Group, Inc.

                           American International Life Assurance
                             Company of New York

                           AIG Life Insurance Company

ITEM 2(b).                 ADDRESS OF PRINCIPAL BUSINESS OFFICE(S):

                           American International Group, Inc.
                           70 Pine Street
                           New York, New York  10270

                           American International Life Assurance
                             Company of New York
                           70 Pine Street
                           New York, New York  10270

                           AIG Life Insurance Company
                           70 Pine Street
                           New York, New York  10270

ITEM 2(c).                 CITIZENSHIP:

                           The information requested hereunder is set forth under Item 4 of the cover pages to this Schedule 13G.

ITEM 2(d).                 TITLE OF CLASS OF SECURITIES:

                           Class A Common Stock, No Par Value

ITEM 2(e).                 CUSIP NUMBER:

                           004616 20 7


                               Page 5 of 12 pages
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ITEM 3.                    TYPE OF PERSONS FILING:

                           American International Group, Inc.:

                           (g) Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) promulgated under the Securities Exchange Act of 1934, as amended (the "Act")

                           American International Life Assurance Company of New York:

                           (c) Insurance Company as defined in Section 3(a)(19) of the Act

                           AIG Life Insurance Company:

                           (c) Insurance Company as defined in Section 3(a)(19) of the Act

ITEM 4.                    OWNERSHIP.

                           (a) through (c). The information requested hereunder is set forth, as of December 31, 1995, under Items 5 through 9 and Item 11 of the cover pages to this
                           Schedule 13G.

                           In addition, as of March 31, 1996:

                                    (i) American International Life Assurance
                           Company of New York beneficially owned an additional 33,333 shares of the class with respect to which it has (a) shared power to vote or to direct the vote and (b) shared power to dispose of or to direct the disposition of such shares with American International Group, Inc.;

                                    (ii) AIG Life Insurance Company beneficially
                           owned an additional 16,666 shares of the class with respect to which it has (a) shared power to vote or to direct the vote and (b) shared power to dispose of or to direct the disposition of such shares with American International Group, Inc.; and

                                    (iii) American International Group, Inc.
                           beneficially owned an additional 49,999 shares of the class consisting of (A) the 33,333 additional shares of the class beneficially owned by American International Life Assurance Company of New York and
                           (B) the 16,666 additional shares of the class beneficially owned by AIG Life Insurance Company, referred to in paragraphs (i) and (ii) above. With respect to such additional shares of the class,


                               Page 6 of 12 pages
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                           American International Group, Inc. has (a) shared
                           power to vote or to direct the vote and (b) shared power to dispose of or to direct the disposition of such shares with American International Life Assurance Company of New York and AIG Life Insurance Company as set forth in the preceding paragraphs (i) and (ii).

ITEM 5.                    OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS.

                           Not applicable.


ITEM 6.                    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                           ANOTHER PERSON.

                           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                           See Exhibit 1 attached hereto for the information requested hereunder with respect to the relevant subsidiaries of American International Group, Inc.

ITEM 8.                    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                           GROUP.

                           Not applicable.

ITEM 9.                    NOTICE OF DISSOLUTION OF GROUP.

                           Not applicable.

                               Page 7 of 12 pages
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ITEM 10.                   CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  April 12, 1996

                                         AMERICAN INTERNATIONAL GROUP, INC.


                                         By /s/ Kathleen E. Shannon
                                           ------------------------------------
                                           Name: Kathleen E. Shannon
                                           Title: Vice President and
                                                      Secretary



                                         AMERICAN INTERNATIONAL LIFE ASSURANCE
                                         COMPANY OF NEW YORK



                                         By /s/ Jerome T. Muldowney
                                           ------------------------------------
                                           Name: Jerome T. Muldowney
                                           Title: Senior Vice President



                                         AIG LIFE INSURANCE COMPANY



                                         By /s/ Jerome T. Muldowney
                                           ------------------------------------
                                           Name: Jerome T. Muldowney
                                           Title: Senior Vice President


                               Page 8 of 12 pages
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                                  EXHIBIT INDEX

                                                                           Page
                                                                           ----
Exhibit 1         Identification and Classification of the Subsidiary       10
                  Which Acquired the Security Being Reported on by
                  the Parent Holding Company

Exhibit 2         Agreement of Joint Filing                                 11


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